CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $.01	$551,712,500	$30,786

(1)
Includes 2,850,000 shares of common stock which the underwriters have the option to purchase in order to cover over allotments, if any.

(2)
Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $195,244 were previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (File No. 333-114274) filed by Ameren Corporation on April 7, 2004, of which $165,751 remains available for future registration fees. Those fees have been carried forward for application in connection with offerings under the below-referenced Registration Statement. Pursuant to Rule 457(p) under the Securities Act of 1933, after application of the $30,786 registration fee due for this offering, $134,965 will remain available for future registration fees. No additional registration fee has been paid with respect to this offering. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Ameren Corporation's Registration Statement on Form S-3 (File No. 333-155416), which was filed on November 17, 2008.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-155416

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 17, 2008)

19,000,000 Shares

Common Stock

        Ameren Corporation is offering 19,000,000 shares of its common stock. Our common stock is listed on the New York Stock Exchange under the symbol "AEE." The last reported sale price of our common stock on September 9, 2009 was $26.10 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-6 of this prospectus supplement, which refers you to the risks described under "Risk Factors" contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

	Per Share	Total
Public offering price	$25.2500	$479,750,000
Underwriting discounts and commissions	$0.7575	$14,392,500
Proceeds, before expenses, to Ameren	$24.4925	$465,357,500

        We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to 2,850,000 additional shares of common stock at the public offering price less underwriting discounts and commissions to cover over-allotments. If this option were exercised in full, we would receive approximately $69.8 million of additional proceeds, before expenses.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about September 15, 2009.

Joint Book-Running Managers
Barclays Capital		J.P. Morgan
BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank

Lead Managers
Deutsche Bank Securities	Goldman, Sachs & Co.

Co-Managers

BNP PARIBAS	BNY Mellon Capital Markets, LLC

September 9, 2009

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission ("SEC"). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that the information incorporated by reference is accurate only as of the date such information is filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since then.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the common stock we are offering in this prospectus supplement. See "Description of Common Stock" in the accompanying prospectus. If the description of the common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus also includes information about certain other securities that we may offer from time to time, which information does not apply to our common stock.

        This prospectus supplement and the accompanying prospectus are part of a registration statement that was filed by us and certain of our subsidiaries with the SEC using a "shelf" registration process as a "well-known seasoned issuer". Under the shelf registration process, we may, from time to time, issue and sell to the public the securities described in the accompanying prospectus, including the common stock, up to an indeterminate amount, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the common stock and this offering.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the documents incorporated by reference, which are described under "Where You Can Find More Information" in this prospectus supplement, including in particular the information referred to under "Risk Factors" in this prospectus supplement. In this prospectus supplement, "Ameren," "we," "our," "ours," and "us" refer to Ameren Corporation and, unless the context otherwise requires, do not include our subsidiaries.

 Ameren Corporation

        Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission ("FERC"). Ameren's primary assets are the common stock of its subsidiaries. Ameren's subsidiaries are separate, independent legal entities with separate businesses, assets and liabilities. These subsidiaries operate rate-regulated electric generation, transmission and distribution businesses, rate-regulated natural gas transmission and distribution businesses, and non-rate-regulated, or merchant, electric generation businesses in Missouri and Illinois. Dividends on Ameren's common stock are dependent on distributions made to it by its subsidiaries. Information regarding Ameren's principal subsidiaries as of December 31, 2008, is listed below:

  •
  UE, or Union Electric Company, also known as AmerenUE, operates a rate-regulated electric generation, transmission and distribution business, and a rate-regulated natural gas transmission and distribution business in Missouri. UE is the largest electric utility in the state of Missouri. It supplies electric and gas service to a 24,000-square-mile-area located in central and eastern Missouri. This area has an estimated population of 2.8 million and includes the Greater St. Louis area. UE supplies electric service to 1.2 million customers and natural gas service to 126,000 customers.

  •
  CIPS, or Central Illinois Public Service Company, also known as AmerenCIPS, operates a rate- regulated electric and natural gas transmission and distribution business in Illinois. CIPS supplies electric and gas utility service to portions of central, west central and southern Illinois having an estimated population of 1.1 million in an area of 20,500 square miles. CIPS supplies electric service to 393,000 customers and natural gas service to 185,000 customers.

  •
  Genco, or Ameren Energy Generating Company, operates a merchant electric generation business in Illinois and Missouri. Genco owns 2,557 megawatts of coal-fired electric generating capacity and 1,663 megawatts of natural gas and oil-fired electric generating capacity. On August 12, 2009, Ameren announced the retirement of two of the four units at Genco's 464-megawatt, primarily coal-fired, Meredosia generating plant.

  •
  CILCO, or Central Illinois Light Company, also known as AmerenCILCO, is a subsidiary of CILCORP Inc. CILCORP Inc. is an Ameren subsidiary that operates as a holding company for CILCO and a merchant generation subsidiary. CILCO operates a rate-regulated electric transmission and distribution business, a merchant electric generation business and a rate-regulated natural gas transmission and distribution business in Illinois. CILCO supplies electric and gas utility service to portions of central and east central Illinois in areas of 3,700 and 4,500 square miles, respectively, with an estimated population of 0.6 million. CILCO supplies electric service to 214,000 customers and natural gas service to 216,000 customers. AmerenEnergy Resources Generating Company ("AERG"), a merchant generation wholly owned subsidiary of CILCO, owns 1,125 megawatts of coal-fired electric generating capacity and has 15 megawatts of oil-fired electric generating capacity.

  •
  IP, or Illinois Power Company, also known as AmerenIP, operates a rate-regulated electric and natural gas transmission and distribution business in Illinois. It supplies electric and gas utility service to portions of central, east central, and southern Illinois, serving a population of 1.5 million in an area of 15,000 square miles, contiguous to our other service territories. IP supplies electric service to 627,000 customers and natural gas service to 421,000 customers, including most of the Illinois portion of the Greater St. Louis area.

        Ameren has various other subsidiaries responsible for the short and long-term marketing of power, procurement of fuel, management of commodity risks, and provision of other shared services. Ameren has an 80% ownership interest in Electric Energy, Inc., which operates merchant electric generation facilities and FERC-regulated transmission facilities in Illinois.

        Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

The Offering

Issuer:	Ameren Corporation.
Common stock offered by us:	19,000,000 shares.
Common stock to be outstanding immediately after this offering (assuming no exercise of the underwriters' over-allotment option):	233,500,712 shares.
Over-allotment option:	2,850,000 shares.
Net proceeds:	The net proceeds from this offering are expected to be approximately $464.9 million, assuming no exercise of the underwriters' over-allotment option.
Use of proceeds:

We expect to use the net proceeds from this offering to make investments in our rate-regulated utility subsidiaries in the form of equity capital contributions and for general corporate purposes. Pending such use, the net proceeds from this offering may be temporarily used to reduce borrowings under our bank credit facilities.

Exchange listing:	Our common stock trades on the New York Stock Exchange under the symbol "AEE."
Transfer agent and registrar:	Ameren Services Company, a subsidiary of Ameren, serves as transfer agent and registrar for the common stock.
Current indicated annual dividend rate per share:	$1.54, payable quarterly.

        The number of shares outstanding after this offering is based on the number of shares of common stock outstanding as of September 2, 2009.

        On August 14, 2009, our board of directors declared a dividend of 38.5 cents per share, payable on September 30, 2009 to shareholders of record as of September 10, 2009. Purchasers of the shares of common stock offered by this prospectus supplement will not be entitled to receive this dividend. See "Price Range of Our Common Stock and Dividends" in this prospectus supplement.

        For additional information, please refer to "Description of Common Stock" in the accompanying prospectus.

RISK FACTORS

        Investing in our common stock involves risks. In considering whether to purchase the common stock offered by this prospectus supplement, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risks described under "Risk Factors" contained in Ameren's Annual Report on Form 10-K for the year ended December 31, 2008 (the "2008 Form 10-K"), which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and the information listed in "Forward-Looking Statements" below.

FORWARD-LOOKING STATEMENTS

        Statements in this prospectus supplement and in the accompanying prospectus not based on historical facts are considered "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those referred to under "Risk Factors" above and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

  •
  regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending UE, CIPS, CILCO and IP rate proceedings, and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

  •
  uncertainty as to the continued effectiveness of the Illinois power procurement process;

  •
  changes in laws and other governmental actions, including monetary and fiscal policies;

  •
  changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including UE and Ameren Energy Marketing Company;

  •
  enactment of legislation taxing electric generators, in Illinois or elsewhere;

  •
  the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

  •
  increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;

  •
  the effects of participation in the Midwest Independent Transmission System Operator, Inc.;

  •
  the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

  •
  the effectiveness of our risk management strategies and the use of financial and derivative instruments;

  •
  prices for power in the Midwest, including forward prices;

  •
  business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

  •
  disruptions of the capital markets or other events that make Ameren's or our subsidiaries' access to necessary capital, including short-term credit and liquidity, impossible, more difficult or more costly;

  •
  our assessment of our liquidity;

  •
  the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;

  •
  actions of credit rating agencies and the effects of such actions;

  •
  the impact of weather conditions and other natural phenomena on us and our customers;

  •
  the impact of system outages caused by severe weather conditions or other events;

  •
  generation plant construction, installation and performance, including costs associated with UE's Taum Sauk pumped-storage hydroelectric plant incident and the plant's future operation;

  •
  impairments of long-lived assets or goodwill;

  •
  the recovery of costs associated with UE's Taum Sauk pumped-storage hydroelectric plant incident and investment in a combined nuclear plant construction and operating license application for a second unit at its Callaway nuclear plant;

  •
  operation of UE's nuclear power facility, including planned and unplanned outages, and decommissioning costs;

  •
  the effects of strategic initiatives, including acquisitions and divestitures;

  •
  the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could limit the operation of our generating units or otherwise have a negative financial effect;

  •
  labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

  •
  the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

  •
  the cost and availability of transmission capacity for the energy generated by Ameren's subsidiaries' facilities or required to satisfy energy sales made by Ameren's subsidiaries;

  •
  legal and administrative proceedings; and

  •
  acts of sabotage, war, terrorism or intentionally disruptive acts.

        Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The selected historical consolidated financial information of Ameren set forth below has been derived from (i) the annual consolidated financial statements of Ameren as of and for the years ended December 31, 2008, 2007 and 2006, which have been audited by our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2008 Form 10-K, and (ii) the unaudited consolidated financial statements of Ameren as of and for the six months ended June 30, 2009 and 2008, incorporated by reference in this prospectus supplement and the accompanying prospectus from Ameren's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (the "June 2009 Form 10-Q"). This information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 2008 Form 10-K and the June 2009 Form 10-Q, incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement.

	Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(unaudited)
	(in millions, except per share data)
Statement of Income Data:
Operating revenues	$3,600	$3,871	$7,839	$7,562	$6,895
Operating expenses	2,914	3,106	6,477	6,203	5,707
Operating income	686	765	1,362	1,359	1,188
Net income	313	366	644	656	585
Less: Net income attributable to noncontrolling interests	7	22	39	38	38
Net income attributable to Ameren Corporation	306	344	605	618	547
Earnings per common share
Basic	1.43	1.64	2.88	2.98	2.66
Diluted	1.43	1.64	2.88	2.98	2.66

	As of June 30,	As of December 31,
	2009	2008	2007
	(unaudited)
	(in millions)
Balance Sheet Data:
Total assets	$23,190	$22,657	$20,728
Long-term debt(1)	7,450	6,934	5,912
Ameren Corporation stockholders' equity	7,147	6,963	6,752
Noncontrolling interests	207	216	217
Total equity	7,354	7,179	6,969

(1)
Including current maturities.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may read and copy any document that we file with the SEC at the SEC's public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009; and

  •
  our Current Reports on Form 8-K filed January 28, 2009, February 5, 2009, February 17, 2009, as amended (excluding those portions furnished and not filed), February 19, 2009, March 2, 2009 (excluding those portions furnished and not filed), March 23, 2009, April 23, 2009, May 1, 2009 (excluding those portions furnished and not filed), May 15, 2009, June 5, 2009, June 30, 2009, July 24, 2009, August 6, 2009, September 2, 2009, September 4, 2009 and September 8, 2009.

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this prospectus supplement and the time that all of the common stock is sold in this offering. Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.

        You may request a free copy of these filings by writing or telephoning us at the following address:

    Ameren Corporation
    Attention: Secretary's Department
    P.O. Box 66149
    St. Louis, Missouri 63166-6149
    Telephone: (314) 621-3222

        Copies of these filings are also available from our website at http://www.ameren.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

 CAPITALIZATION

        The following table shows our consolidated capitalization, including short-term debt, as of June 30, 2009, and as adjusted to give effect to the issuance of the common stock offered by this prospectus supplement, assuming no exercise of the underwriters' over-allotment option, and the application of the net proceeds from the sale of the common stock as described under "Use of Proceeds", including the temporary application of a portion of such net proceeds to reduce Ameren's borrowings under its bank credit facilities.

	As of June 30, 2009
	Actual	Percent of Total Capitalization Actual	As Adjusted	Percent of Total Capitalization As Adjusted
	(in millions)		(in millions)
Short-term debt	$965	6.1%	$500	3.2%
Long-term debt (including current maturities)	7,450	47.2	7,450	47.2
Total short-term debt and long-term debt (including current maturities)	8,415	53.3	7,950	50.4
Ameren Corporation stockholders' equity	7,147	45.3	7,612	48.3
Noncontrolling interests	207	1.4	207	1.3
Total equity	7,354	46.7	7,819	49.6

Total capitalization	$15,769	100.0%	$15,769	100.0%

USE OF PROCEEDS

        We estimate the net proceeds from the sale of the common stock offered by this prospectus supplement (after deducting underwriting discounts and commissions and our other expenses of this offering) will be approximately $464.9 million, or $534.7 million if the underwriters' over-allotment option is exercised in full.

        We expect to use the net proceeds from this offering to make investments in our rate-regulated utility subsidiaries in the form of equity capital contributions and for general corporate purposes. Pending such use, the net proceeds from this offering may be temporarily used to reduce borrowings under our bank credit facilities.

 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "AEE." The following table provides, for the calendar quarters indicated, the range of high and low prices per share and the amount of per-share dividends paid (or declared) by us.

Period	High	Low	Dividends
2007:
First Quarter	$55.00	$48.56	$0.635
Second Quarter	55.00	48.23	0.635
Third Quarter	53.89	47.10	0.635
Fourth Quarter	54.74	51.81	0.635
2008:
First Quarter	$54.29	$40.92	$0.635
Second Quarter	48.39	41.34	0.635
Third Quarter	43.16	38.49	0.635
Fourth Quarter	39.15	25.51	0.635
2009:
First Quarter	$35.35	$19.51	$0.385
Second Quarter	25.25	21.75	0.385
Third Quarter (through September 9, 2009)	27.66	23.09	0.385

        On September 9, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $26.10 per share. As of September 2, 2009, there were 71,113 holders of record of our common stock.

        On August 14, 2009, our board of directors declared a dividend of 38.5 cents per share, payable on September 30, 2009 to shareholders of record as of September 10, 2009. Purchasers of the shares of common stock offered by this prospectus supplement will not be entitled to receive this dividend.

        The amount and timing of dividends payable on our common stock are within the sole discretion of our board of directors. The board of directors has not set specific targets or payout parameters when declaring common stock dividends. However, as it has done in the past, the board of directors is expected to consider various issues, including our overall payout ratio, payout ratios of our peers, projected cash flow and potential future cash flow requirements, historical earnings and cash flow, projected earnings, return on investments with similar risk characteristics, impacts of regulatory orders or legislation, and other key business considerations when evaluating the amount and timing of such dividends. Our ability to pay dividends depends upon the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Certain of our financing arrangements and corporate organizational documents, in addition to certain statutory and regulatory requirements, may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. See Note 4—Long-term Debt and Equity Financings under Part I, Item 1, and Liquidity and Capital Resources in Management's Discussion and Analysis of Financial Condition and Results of Operations under Part I, Item 2 in the June 2009 Form 10-Q and Note 4—Short-term Borrowings and Liquidity and Note 5—Long-term Debt and Equity Financings in the 2008 Form 10-K for a discussion of covenants and provisions contained in certain financial agreements and articles of incorporation of our subsidiaries and certain statutory and regulatory requirements that would restrict our subsidiaries' payment of dividends in certain circumstances.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion summarizes certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of shares of our common stock by a "non-U.S. holder" that acquires such shares pursuant to this offering and holds the shares of common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this discussion, a non-U.S. holder is a beneficial owner (other than a partnership) that is not:

  •
  an individual citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of or in the United States;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust existed on August 20, 1996, was treated as a U.S. person on August 19, 1996 and has a valid election in effect to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding shares of our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the acquisition, ownership and disposition of shares of our common stock.

        This discussion does not address all aspects of U.S. federal income and estate taxes. Among other matters, this discussion does not consider:

  •
  foreign, state, local or other tax considerations that may be relevant to non-U.S. holders of shares of our common stock in light of their personal circumstances; or

  •
  U.S. federal income and estate tax consequences applicable to holders of shares of common stock that are subject to special tax treatment under the federal income tax laws, including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents, holders subject to the alternative minimum tax, and persons who hold or receive shares of common stock as compensation.

        This summary is based on current provisions of the Code, Treasury regulations thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary is not intended, and should not be construed, as tax advice.

        We urge prospective non-U.S. holders to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations with respect to the acquisition, ownership and disposition of shares of our common stock.

Dividends

        In general, any distributions that we make to a non-U.S. holder with respect to our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for an exemption from, or a reduced rate of, withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of the non-U.S. holder's eligibility for such exemption or reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder's basis in our common stock and, to the extent it exceeds such basis, as gain from the disposition of shares of our common stock.

        Dividends that we pay to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States, and, if the non-U.S. holder is entitled to benefits under an applicable tax treaty, dividends that are effectively connected with such a trade or business and also attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. In the case of non-U.S. holders that are corporations, effectively connected income may also be subject to a "branch profits tax" at a rate of 30%, or a lower rate specified by an applicable income tax treaty. Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder may be eligible for a reduced rate of U.S. withholding tax under such treaty, provided the non-U.S. holder complies with certification and disclosure requirements necessary to obtain treaty benefits.

        To claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a U.S. trade or business, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. Certification to claim income is effectively connected with a U.S. trade or business is generally made on IRS Form W-8ECI. Certification to claim the benefits of an income tax treaty is generally made on IRS Form W-8BEN. These forms may be required to be periodically updated. Non-U.S. holders should consult their tax advisors on their eligibility, and the procedures, to claim the benefits of an income tax treaty or to claim exemption from withholding because income is effectively connected with the conduct of a U.S. trade or business.

        A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition of Shares of Our Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States and, if the non-U.S. holder is entitled to benefits under an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder;

  •
  the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions, and the non-U.S. holder is not eligible for relief under an applicable income tax treaty; or

  •
  shares of our common stock constitute a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act ("FIRPTA").

        Shares of our common stock will constitute a U.S. real property interest under FIRPTA if we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the period during which the non-U.S. holder held shares of our common stock. We have not determined whether or not we are, have been or will become a "U.S. real property holding corporation" for U.S. federal income tax purposes. Even if we were a U.S. real property holding corporation under FIRPTA, gain arising from a sale or other disposition of shares of our common stock still would not be subject to FIRPTA tax if shares of our common stock were considered under applicable Treasury regulations to be regularly traded on an established securities market, such as the New York Stock Exchange, and the non-U.S. holder did not own, actually or constructively, more than 5% of the total fair market value of our common stock at any time during the applicable period ending on the date of disposition.

        Gain that is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If the non-U.S. holder is a corporation, the branch profits tax, as discussed above, also may apply to such effectively connected gain. If the gain from the sale or disposition of the non-U.S. holder's shares of our common stock is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder's gain may be exempt from U.S. tax under the treaty. If the non-U.S. holder is described in the second bullet point above, the non-U.S. holder generally will be subject to U.S. tax at a rate of 30% on the gain recognized, although the gain may be offset by some U.S. source capital losses recognized during the same taxable year.

Information Reporting and Backup Withholding

        We must report annually to the IRS and to the non-U.S. holder the amount of dividends or other distributions we pay to the non-U.S. holder and the tax withheld, if any, from those payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons currently at a rate of 28% of the gross amount. A non-U.S. holder will not be subject to backup withholding tax or additional information reporting on dividends received on shares of our common stock if the non-U.S. holder provides proper certification (usually on an IRS Form W-8BEN) as to the non-U.S. holder's status as a non-U.S. person or if the non-U.S. holder is a corporation or one of several types of entities and organizations that qualify for an exemption.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from a non-U.S. holder's sale of shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if the non-U.S. holder sells shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to the non-U.S. holder and also backup withhold at a rate of 28% of that amount unless the non-U.S. holder provides appropriate certification (usually on an IRS

Form W-8BEN) to the broker of the non-U.S. holder's status as a non-U.S. person or the non-U.S. holder is a corporation or one of several types of entities and organizations that qualify for exemption. If the appropriate certification is not provided, the amount of proceeds paid to the non-U.S. holder will be subject to information reporting, and may be subject to backup withholding, if the non-U.S. holder sells shares of our common stock outside the United States through the non-U.S. office of a U.S. broker or a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States.

        Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, any amounts withheld with respect to our common stock under the backup withholding rules may be refunded to the non-U.S. holder or credited against the non-U.S. holder's U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident, as specifically defined for U.S. federal estate tax purposes, of the United States at the time of his or her death will be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement, dated September 9, 2009, between us and the underwriters named below, for whom Barclays Capital Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Barclays Capital Inc.	4,465,000
J.P. Morgan Securities Inc.	4,465,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,280,000
Morgan Stanley & Co. Incorporated	2,280,000
UBS Securities LLC	2,280,000
Deutsche Bank Securities Inc.	1,235,000
Goldman, Sachs & Co.	1,235,000
BNP Paribas Securities Corp.	380,000
BNY Mellon Capital Markets, LLC	380,000

Total	19,000,000

        The obligations of the underwriters, including their agreement to purchase common stock from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the shares if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriter may be increased or the offering of common stock may be terminated.

        The underwriters have advised us that they propose to initially offer the shares to the public at the public offering price appearing on the cover page of this prospectus supplement and may also offer the shares to dealers at that price less a concession not in excess of $0.4545 per share. After the initial offering of the shares, the underwriters may from time to time vary the public offering price and other selling terms.

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 2,850,000 shares at the public offering price listed on the cover page of this prospectus supplement less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the shares of additional common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 2,850,000 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$25.2500	$479,750,000	$551,712,500
Underwriting discounts and commissions	$0.7575	$14,392,500	$16,551,375
Proceeds, before expenses, to us	$24.4925	$465,357,500	$535,161,125

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $450,000.

        Ameren has agreed for a period of 90 days, subject to certain exceptions, and its senior executive officers have agreed for a period of 60 days, subject to certain exceptions, not to offer, pledge, sell, contract to sell or otherwise dispose of or transfer, or file with the SEC a registration statement under the Securities Act of 1933 relating to, shares of its common stock, securities convertible into or exchangeable or exercisable for any shares of its common stock, or enter into any swap, or any other agreement or transaction, that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of its common stock, without the prior written consent of Barclays Capital Inc. and J.P. Morgan Securities Inc.

        In connection with the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering of the common stock, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the common stock in the open market to cover short positions or to stabilize the price of the common stock. Finally, the underwriters may reclaim selling concessions allowed for distributing the common stock in the offering, if the underwriters repurchase previously distributed common stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time without notice.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common stock sold by or for the account of such underwriter in stabilizing or short-covering transactions.

        We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of the securities offered by this prospectus supplement described in this prospectus supplement and the accompanying prospectus may not be made to the public in that Relevant Member State other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of the securities offered by this prospectus supplement" in relation to any securities offered by this prospectus supplement in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities offered by this prospectus supplement, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the securities, other than the underwriters is authorized to make any further offer of the securities on behalf of us or the underwriters.

        This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities offered by this prospectus supplement are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

        In the ordinary course of their respective businesses, the underwriters and/or their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation. Affiliates of all of the underwriters are lenders to us under our bank credit facilities. A portion of the net proceeds of this offering may temporarily be used to repay the outstanding amounts owed by us under our bank credit facilities. See "Use of Proceeds." Because more than 10% of the net proceeds of this offering may be paid to affiliates or members of the Financial Industry Regulatory Authority ("FINRA") who are participating in this offering, this offering is being conducted in compliance with Rule 5110(h) of the Conduct Rules of FINRA.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Steven R. Sullivan, Esq., our Senior Vice President, General Counsel and Secretary, and Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates from time to time in connection with various matters.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the 2008 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AMEREN CORPORATION
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Stock Purchase Contracts
Stock Purchase Units

AMEREN CAPITAL TRUST I
AMEREN CAPITAL TRUST II
Trust Preferred Securities
Guaranteed as set forth herein by Ameren Corporation

        Each of Ameren Corporation, Ameren Capital Trust I and Ameren Capital Trust II may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus provides you with a general description of these securities. We and the trusts will provide specific information about the offering and the terms of these securities in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

        The common stock of Ameren Corporation is listed on the New York Stock Exchange under the symbol "AEE."

        Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

        Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See "Risk Factors" on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We and the trusts may offer these securities directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities. See "Plan of Distribution."

The date of this prospectus is November 17, 2008.

AMEREN CORPORATION

        Ameren, headquartered in St. Louis, Missouri, is a public utility holding company under the Public Utility Holding Company Act of 2005, administered by the Federal Energy Regulatory Commission. Ameren's primary assets are the common stock of its subsidiaries. Ameren's subsidiaries are separate, independent legal entities with separate businesses, assets and liabilities. These subsidiaries operate rate-regulated electric generation, transmission and distribution businesses, rate-regulated natural gas transmission and distribution businesses, and non-rate-regulated electric generation businesses in Missouri and Illinois. Dividends on Ameren's common stock depend on distributions made to it by its subsidiaries. Information regarding Ameren's principal subsidiaries as of December 31, 2007 is listed below.

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  UE, or Union Electric Company, also known as AmerenUE, operates a rate-regulated electric generation, transmission and distribution business, and a rate-regulated natural gas transmission and distribution business in Missouri. UE is the largest electric utility in the state of Missouri. It supplies electric and gas service to a 24,000 square mile area located in central and eastern Missouri. This area has an estimated population of 3 million and includes the Greater St. Louis area. UE supplies electric service to 1.2 million customers and natural gas service to 127,000 customers.

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  CIPS, or Central Illinois Public Service Company, also known as AmerenCIPS, operates a rate-regulated electric and natural gas transmission and distribution business in Illinois. CIPS supplies electric and gas utility service to portions of central, west central and southern Illinois having an estimated population of 1 million in an area of 20,500 square miles. CIPS supplies electric service to 400,000 customers and natural gas service to 190,000 customers.

  •
  Genco, or Ameren Energy Generating Company, operates a non-rate-regulated electric generation business in Illinois and Missouri. Genco owns 2,549 megawatts of coal-fired electric generating capacity and 1,666 megawatts of natural gas and oil-fired electric generating capacity.

  •
  CILCO, or Central Illinois Light Company, also known as AmerenCILCO, is a subsidiary of CILCORP. CILCORP is an Ameren subsidiary that operates as a holding company for CILCO and various non-rate-regulated subsidiaries. CILCO operates a rate-regulated electric transmission and distribution business, a non-rate-regulated electric generation business and a rate-regulated natural gas transmission and distribution business in Illinois. CILCO supplies electric and gas utility service to portions of central and east central Illinois in areas of 3,700 and 4,500 square miles, respectively, with an estimated population of 1 million. CILCO supplies electric service to 210,000 customers and natural gas service to 213,000 customers. AmerenEnergy Resources Generating Company, a non-rate-regulated wholly owned subsidiary of CILCO, owns 1,074 megawatts of coal-fired electric generating capacity and 55 megawatts of natural gas and oil-fired electric generating capacity.

  •
  IP, or Illinois Power Company, also known as AmerenIP, operates a rate-regulated electric and natural gas transmission and distribution business in Illinois. It supplies electric and gas utility service to portions of central, east central, and southern Illinois, serving a population of 1.4 million in an area of 15,000 square miles, contiguous to our other service territories. IP supplies electric service to 626,000 customers and natural gas service to 427,000 customers, including most of the Illinois portion of the Greater St. Louis area.

        Ameren has various other subsidiaries responsible for the short and long term marketing of power, procurement of fuel, management of commodity risks, and provision of other shared services. Ameren has an 80% ownership interest in Electric Energy, Inc., which operates non-rate-regulated electric generation facilities and Federal Energy Regulatory Commission-regulated transmission facilities in Illinois.

        Our principal executive offices are located at 1901 Chouteau Avenue, St. Louis, Missouri 63103 and our telephone number is (314) 621-3222.

        In this prospectus, "Ameren," "we," "us" and "our" refer to Ameren Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

AMEREN CAPITAL TRUST I AND AMEREN CAPITAL TRUST II

        Ameren Capital Trust I and Ameren Capital Trust II are identical Delaware statutory trusts formed to permit us to raise capital by issuing trust preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in debt securities issued by us.

        We have designated BNY Mellon Trust of Delaware (formerly The Bank of New York (Delaware)), as trustee for each of the trusts, in the State of Delaware for the purpose of complying with the provisions of the Delaware Statutory Trust Act. At the time trust preferred securities are to be issued, the original trust agreement for each trust will be amended and restated substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part, to be effective at the time of such issuance. The amended and restated trust agreement for each trust, which we will refer to in this prospectus as the "trust agreement," will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust will exist for the exclusive purposes of:

  •
  issuing two classes of trust securities—trust preferred securities and trust common securities (collectively, the "trust securities")—which together represent undivided beneficial interests in the assets of the trust;

  •
  investing the gross proceeds of the trust securities in our debt securities; and

  •
  engaging in only those other activities necessary, convenient or incidental to the purposes listed above.

        Our debt securities will be the sole assets of each trust, and our payments under the debt securities will be the sole revenue of each trust. No separate financial statements of either trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the trusts would not have any independent operations and the only purposes of each trust are those described above. We do not expect that either trust will be filing annual, quarterly or current reports with the Securities and Exchange Commission ("SEC"). The principal place of business of each trust will be c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

WHERE YOU CAN FIND MORE INFORMATION

        We and the trusts have filed a registration statement on Form S-3 with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document that we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents with the SEC electronically. The documents can be found by searching the EDGAR archives of the SEC electronically.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede this information and will be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2007;

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

  •
  our Current Reports on Form 8-K filed February 14, 2008 (excluding any portion of such report that was furnished and not filed), February 14, 2008, March 28, 2008, April 1, 2008, April 4, 2008, April 8, 2008, April 9, 2008, May 2, 2008 (excluding any portion of such report that was furnished and not filed), June 19, 2008 (excluding any portion of such report that was furnished and not filed), June 26, 2008, June 27, 2008, August 1, 2008 (excluding any portion of such report that was furnished and not filed), September 19, 2008, September 26, 2008, October 14, 2008, October 23, 2008 and November 4, 2008 (excluding any portion of such report that was furnished and not filed).

        We are also incorporating by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until the offerings contemplated by this prospectus are completed or terminated.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

        You may request a free copy of these filings by writing or telephoning us at the following address:

    Ameren Corporation
    Attention: Secretary's Department
    P.O. Box 66149
    St. Louis, Missouri 63166-6149
    Telephone: (314) 621-3222

        Copies of these filings are also available from our website at http://www.ameren.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or in any written communication from us specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the filing date of the document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

        The trusts will not be subject to the informational requirements of the Securities Exchange Act of 1934. If securities are issued by the trusts, Ameren may include summarized financial information relating to the trusts in some of its reports filed with the SEC.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and the trusts have filed with the SEC utilizing a "shelf" registration, or continuous offering, process. Under this shelf registration process, we or the trusts may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, guarantees related to the trust preferred securities which the trusts may offer, common stock, preferred stock, stock purchase contracts and stock purchase units. The trusts may offer trust preferred securities.

        This prospectus provides you with a general description of the securities we and the trusts may offer. Each time we or the trusts sell securities, we or the applicable trust will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we and the trusts have filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus, the registration statement of which this prospectus is a part and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

RISK FACTORS

        Investing in the securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. Although we have tried to discuss material risk factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The prospectus supplement applicable to each type or series of securities we or the trusts offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we or the trusts are offering under that prospectus supplement. Each of the risks described could result in a decrease in the value of the particular securities and your investment therein.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges before income taxes. For the purposes of such computations:

  •
  earnings consist of net income plus fixed charges and income taxes less minority interest and preference security dividend requirements of consolidated subsidiaries; and

  •
  fixed charges consist of interest on long term debt, net of amortization of debt discount, premium and expenses, estimated interest costs within rental expense and preference security dividend requirements of consolidated subsidiaries.

        Our consolidated ratios of earnings to fixed charges for the five years ended December 31, 2007 and the nine months ended September 30, 2008 were as follows:

	Year Ended December 31,
							Nine Months Ended September 30, 2008 (unaudited)
	2003	2004	2005	2006	2007
Consolidated ratio of earnings to fixed charges	3.66	3.67	3.91	3.23	3.10	(1)	3.45	(1)

(1)
Includes Financial Accounting Standards Board Interpretation No. 48 interest expense.

        We have no preference equity securities outstanding; therefore, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred stock dividends.

USE OF PROCEEDS

        Unless we state otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of the offered securities:

  •
  to finance our subsidiaries' ongoing construction and maintenance programs;

  •
  to redeem, repurchase, repay or retire outstanding indebtedness, including indebtedness of our subsidiaries;

  •
  to finance strategic investments in, or future acquisitions of, other entities or their assets; and

  •
  for other general corporate purposes.

        The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

        The proceeds from the sale of trust preferred securities by a trust will be invested in debt securities issued by us. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds from the sale of such debt securities to the applicable trust for the above purposes.

FORWARD-LOOKING STATEMENTS

        Statements made in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," which are not based on historical facts, are considered "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include, without limitation, statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents described under "Where You Can Find More Information," including the discussion of risk factors contained in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements:

  •
  regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of the pending UE rate proceeding or future legislative actions that seek to limit or reverse rate increases;

  •
  uncertainty as to the effect of implementation of the Illinois electric settlement agreement on Ameren, CIPS, CILCO, IP, Genco and AmerenEnergy Resources Generating Company, including implementation of a new power procurement process;

  •
  changes in laws and other governmental actions, including monetary and fiscal policies;

  •
  changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including UE and Ameren Energy Marketing Company;

  •
  enactment of legislation taxing electric generators, in Illinois or elsewhere;

  •
  the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

  •
  the effects of participation in the Midwest Independent Transmission System Operator, Inc.;

  •
  the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

  •
  the effectiveness of our risk management strategies and the use of financial and derivative instruments;

  •
  prices for power in the Midwest, including forward prices;

  •
  business and economic conditions, including their impact on interest rates, bad debt expense and demand for our products;

  •
  disruptions of the capital markets or other events that make Ameren's or its subsidiaries' access to necessary capital, including short-term credit, more difficult or costly;

  •
  our assessment of our liquidity;

  •
  the impact of the adoption of new accounting standards and the application of appropriate technical accounting rules and guidance;

  •
  actions of credit rating agencies and the effects of such actions;

  •
  weather conditions and other natural phenomena;

  •
  the impact of system outages caused by severe weather conditions or other events;

  •
  generation plant construction, installation and performance, including costs associated with UE's Taum Sauk pumped-storage hydroelectric plant incident and the plant's future operation;

  •
  recoverability through insurance of costs associated with UE's Taum Sauk pumped-storage hydroelectric plant incident;

  •
  operation of UE's nuclear power facility, including planned and unplanned outages, and decommissioning costs;

  •
  the effects of strategic initiatives, including acquisitions and divestitures;

  •
  the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

  •
  labor disputes, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

  •
  the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;

  •
  the cost and availability of transmission capacity for the energy generated by Ameren's subsidiaries' facilities or required to satisfy energy sales made by Ameren's subsidiaries;

  •
  legal and administrative proceedings; and

  •
  acts of sabotage, war, terrorism or intentionally disruptive acts.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 DESCRIPTION OF DEBT SECURITIES

General

        The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Ameren Corporation. We may issue one or more series of debt securities directly to the public, to a trust or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under a senior indenture dated as of December 1, 2001 between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. We will issue the subordinated debt securities in one or more series under a subordinated indenture between us and a trustee. The senior indenture, the form of the subordinated indenture and the form of supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference into, the registration statement of which this prospectus is a part. Each indenture will be qualified under the Trust Indenture Act of 1939. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

        There is no requirement under the senior indenture, nor will there be any such requirement under the subordinated indenture, that our future issuances of debt securities be issued exclusively under either indenture, and we will be free to employ other indentures or documentation, containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities.

        The senior indenture provides and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. Unless otherwise described in the applicable prospectus supplement, neither indenture described above limits or will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

Ranking

        The senior debt securities will be our direct unsecured general obligations and will rank equally in right of payment with all of our other senior debt. The subordinated debt securities will be our direct unsecured general obligations and will be junior in right of payment to our Senior Indebtedness, as described under the heading "—Subordination of Subordinated Debt Securities."

        Ameren is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany borrowing arrangements) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt and preferred stock at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors and preferred stockholders of our subsidiaries.

Provisions of a Particular Series

        The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

  •
  the title and any limitation on aggregate principal amount of the debt securities;

  •
  the original issue date of the debt securities;

  •
  the date or dates on which the principal of any of the debt securities is payable;

  •
  the interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

  •
  the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

  •
  the denominations in which such debt securities will be issuable;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

  •
  the establishment of any office or agency where debt securities may be presented for payment, exchange or registration of transfer;

  •
  any addition to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

  •
  any securities exchange on which the debt securities will be listed;

  •
  the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other of our securities;

  •
  any interest deferral or extension provisions;

  •
  the applicability of or any change in the subordination provisions for a series of debt securities; and

  •
  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

        Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in either indenture or the related debt securities that require us to redeem, or permit the holders to cause a redemption of, those debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control, or grant security for other of our indebtedness.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. The term "Senior Indebtedness" will be defined in the applicable prospectus supplement.

        No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the subordinated debt securities may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or the maturity of any Senior Indebtedness has been accelerated because of a default and such acceleration has not been rescinded or annulled. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

        Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities, other than debt securities issued to a trust, will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global securities will be registered in the name of The Depository Trust Company, as depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

        Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the applicable indenture.

        Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

        Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person's address as it appears on the register for such debt securities maintained by the applicable trustee; provided, however, a holder of certificated securities in the aggregate principal amount of $10,000,000 or more will be entitled to receive payments of interest by wire transfer of immediately available funds to a bank within the continental United States if the trustee has received appropriate wire transfer instructions on or prior to the applicable regular record date for such interest payment date.

        All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium, if any, or interest on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Redemption

        Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities will be redeemable by us only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

        Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Events of Default

        Each of the following will constitute or constitutes, as the case may be, an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

  •
  failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, when due and payable;

  •
  failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

  •
  failure to perform or breach of any of our other covenants or warranties in the applicable indenture (other than a covenant or warranty solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding applicable debt securities of such series;

  •
  with respect to the senior debt securities of any series, failure to pay when due and payable, after the expiration of any applicable grace period, any portion of the principal of our Debt ("Debt" means any of our outstanding funded obligations for money borrowed, whether or not evidenced by notes, debentures, bonds or other securities, reimbursement obligations under letters of credit, or guarantees of any such obligations issued by others) pursuant to a bond, debenture, note or other evidence of Debt in excess of $25,000,000 (including a default with respect to debt securities of any other series), or acceleration of such Debt for another default thereunder, without such Debt having been discharged, or such acceleration having been rescinded or annulled, within 30 days after written notice thereof to us by the trustee or to the trustee and us by the holders of at least 33% in aggregate principal amount of the senior debt securities of such series outstanding;

  •
  the occurrence of events of bankruptcy, insolvency, reorganization, assignment or receivership of Ameren, whether voluntary or involuntary, specified in the particular indenture including, without limitation, the commencement by us of a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding in which we are adjudicated a bankrupt, our consent to an order for relief in an involuntary case under any such law, an assignment for the benefit of creditors or the taking of any corporate action by us in furtherance of any of the foregoing; or

  •
  any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

        No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture. If provided in the applicable prospectus supplement, an event of default similar to the event of default described in the fourth bullet above may be applicable to a series of subordinated debt securities.

        If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

        At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if

  •
  we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

  •
  any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

        However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

        Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee's sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered such reasonable indemnity as it may require, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

        Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

        The trustee, within 90 days after it receives notice of the occurrence of a default with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the trustees for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Modification

        Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

  •
  to supply omissions, cure any ambiguity or inconsistency or correct defects, which actions, in each case, are not prejudicial to the interests of the holders of debt securities of any series in any material respect;

  •
  to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

  •
  to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

  •
  to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

  •
  to grant to or confer upon the trustee for any debt securities for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

  •
  to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

  •
  to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

  •
  to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

  •
  to make any other change that is not prejudicial to the holders of any debt securities.

        Except as provided above, the consent of the holders of a majority in aggregate principal amount of either the senior debt securities or the subordinated debt securities, as the case may be, of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the applicable indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the applicable debt securities; provided, however, that if less than all of the series of senior debt securities or subordinated debt securities outstanding, as the case may be, are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding applicable debt securities of all series so directly affected, considered as one class, will be required.

        Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

  •
  change the maturity date of the principal of any debt security;

  •
  reduce the principal amount of, or premium payable on, any debt security;

  •
  reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

  •
  change the coin or currency of any payment of principal of, or any premium or interest on any debt security;

  •
  change the date on which any debt security may be redeemed or adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

  •
  modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive any past default.

        A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Defeasance and Discharge

        Unless the applicable prospectus supplement states otherwise, we may elect either:

  (1)
  to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated notes, maintain paying agencies and hold monies for payment in trust); or

  (2)
  to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the supplemental indenture or other instrument establishing such series.

        In the case of either (1) or (2), we are required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient, without reinvestment, to pay all the principal of, premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us). This trust may only be established if, among other things, (A) no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture has occurred and is continuing on the date of the deposit, (B) the deposit will not cause the trustee to have any conflicting interest with respect to our other securities and (C) we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel is based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred.

        We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under clause (2) in the preceding paragraph. In the event we omit to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Consolidation, Merger and Sale or Disposition of Assets

        We have agreed not to consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, unless:

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

  •
  the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us; and

  •
  we have delivered to the trustees for such debt securities an officer's certificate and an opinion of counsel as provided in each of the indentures.

        Upon any such consolidation, merger, sale, transfer or other disposition of our properties as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Resignation or Removal of Trustee

        The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities

        We and our affiliates maintain corporate trust and other normal banking relationships with The Bank of New York Mellon Trust Company, N.A., the trustee under the senior indenture. Each indenture provides that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such.

Governing Law

        Each of the senior indenture and the subordinated indenture and the related debt securities will be governed by New York law.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        This prospectus describes certain general terms of the trust preferred securities. The trust preferred securities will be issued by Ameren Capital Trust I or Ameren Capital Trust II, each a Delaware statutory trust which we formed by executing a trust agreement for each trust (with BNY Mellon Trust of Delaware (formerly The Bank of New York (Delaware)), as trustee, and an administrator named therein) and causing the filing of a certificate of trust for each trust with the Delaware Secretary of State. At the time trust preferred securities are to be issued by a trust, the original trust agreement for such trust will be amended and restated, to be effective at the time of such issuance. The form of amended and restated trust agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated trust agreement, which we will refer to in this prospectus as the "trust agreement," for each trust will be qualified as an indenture under the Trust Indenture Act of 1939. You should read the form of amended and restated trust agreement for provisions that may be important to you. When we offer to sell a particular series of trust preferred securities, we will describe the specific terms of that series in a prospectus supplement. The trust preferred securities will be issued pursuant to the related trust agreement, which we have summarized below. This summary is not complete.

General

        Each trust will exist for the exclusive purposes of:

  •
  issuing two classes of trust securities—trust preferred securities and trust common securities (collectively, the "trust securities")—which together represent undivided beneficial interests in the assets of such trust;

  •
  investing the gross proceeds of the trust securities in our debt securities; and

  •
  engaging in only those other activities necessary, convenient or incidental to the purposes listed above.

        Our debt securities will be the sole assets of each trust, and our payments under the debt securities will be the sole revenue of each trust. No separate financial statements of either trust will be included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the trusts would not have any independent operations and the only purposes of each trust are those described above. We do not expect that either trust will be filing annual, quarterly or current reports with the SEC. The principal place of business of each trust will be c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

        Each trust will exist until terminated as provided in its trust agreement. The administrators and trustees of each trust will be:

  •
  two of our employees or officers or two employees or officers of our affiliates as administrators (the "administrators");

  •
  a financial institution that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939 (the "property trustee"); and

  •
  one trustee with its principal place of business in the State of Delaware for the purpose of complying with the provisions of the Delaware Statutory Trust Act (the "Delaware trustee").

        The trust agreement will authorize the administrators to issue two classes of trust securities: trust preferred securities and trust common securities. We will own all of the trust common securities issued by each trust, which will rank equally in right of payment with the trust preferred securities issued by the respective trust. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the trust common securities to payment for distributions and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The amount of trust common securities of each trust that we will acquire will be specified in the applicable prospectus supplement.

        Proceeds from the sale of both the trust preferred securities and the trust common securities issued by each trust will be used to purchase our debt securities, which will be held in trust by the property trustee for the benefit of the holders of the trust securities issued by the respective trust. We will guarantee the payments of distributions and payments of redemption or liquidation with respect to the trust preferred securities issued by each trust, but only to the extent the respective trust has funds available to make those payments and has not made the payments. See "Description of Guarantees" below.

        Each guarantee, when taken together with our obligations under the related debt securities, the related indenture and the related trust agreement (including our agreement to pay the expenses of the trust, other than payments in respect of the trust securities, contained in the trust agreement), will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the respective trust. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other rights or restrictions that will be described in the related trust agreement or made part of it by the Trust Indenture Act of 1939 or the Delaware Statutory Trust Act.

Provisions of a Particular Series

        Each trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

  •
  the name of the trust preferred securities;

  •
  the liquidation amount and number of trust preferred securities issued;

  •
  the annual distribution rate or rates or method of determining such rate or rates, the payment date or dates and the record dates used to determine the holders who are to receive distributions;

  •
  the date from which distributions will be cumulative;

  •
  the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

  •
  the terms and conditions, if any, upon which the debt securities and the related guarantee may be distributed to holders of the trust preferred securities;

  •
  any securities exchange on which the trust preferred securities will be listed;

  •
  the terms and conditions, if any, upon which the trust preferred securities may be converted into our securities; and

  •
  any other relevant rights, covenants, preferences, privileges, limitations or restrictions of the trust preferred securities.

        Terms of the trust preferred securities issued by each trust will mirror the terms of the debt securities held by the respective trust. In other words, the interest rate and interest and other payment dates of each series of debt securities issued to a trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that trust. The prospectus supplement will also set forth whether the debt securities to be issued to a trust will be senior debt securities or subordinated debt securities.

Distributions

        The trust preferred securities represent preferred, undivided, beneficial interests in the assets of the respective trust. The applicable prospectus supplement will state the annual rate, as a percentage of the liquidation amount, at which distributions on each trust preferred security will be payable, the liquidation amount and the dates on which distributions will be payable.

        Each trust will use the proceeds from the issuance and sale of the trust preferred securities to purchase debt securities. The revenue of a trust available for distribution to holders of the trust preferred securities issued by that trust will be limited to payments under those debt securities. If we do not make payments on the debt securities, a trust will not have funds available to pay distributions or other amounts payable on the trust preferred securities issued by that trust. The payment of distributions and other amounts payable on the trust preferred securities issued by a trust, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis.

Option to Defer Payment of Interest

        If provided in the applicable prospectus supplement, we will have the option to defer the payment of interest from time to time on the debt securities for one or more periods.

Registration, Transfer and Exchange

        Unless otherwise indicated in the applicable prospectus supplement, each series of trust preferred securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under "Book-Entry System." The global trust preferred securities will be registered in the name of The Depository Trust Company, as depository, or its nominee and deposited with, or on behalf of, the depository. Except in the circumstances described under "Book-Entry System," owners of beneficial interests in a global trust preferred security will not be entitled to have trust preferred securities registered in their names, will not receive or be entitled to receive physical delivery of any trust preferred securities and will not be considered the registered holders thereof under the related trust agreement.

        Trust preferred securities of any series will be exchangeable for other trust preferred securities of the same series of any authorized denominations and of a like aggregate liquidation amount and tenor. Subject to the terms of the trust agreement and the limitations applicable to global securities, trust preferred securities may be presented for exchange or registration of transfer—duly endorsed or accompanied by a duly executed instrument of transfer—at the office of the property trustee, without service charges but upon payment of any taxes and other governmental charges as described in the trust agreement. Such transfer or exchange will be effected upon the property trustee being satisfied with the documents of title and identity of the person making the request.

        The property trustee will not be required to issue, register the transfer of, or exchange any trust preferred securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any trust preferred securities called for redemption and ending at the close of business on the day of mailing or register the transfer of, or exchange, any trust preferred securities selected for redemption except, in the case of any trust preferred security to be redeemed in part, the portion thereof not to be so redeemed.

Payment and Paying Agents

        Distributions and other payments on trust preferred securities issued in the form of global securities will be paid in the manner described under "Book-Entry System."

        Unless otherwise indicated in the applicable prospectus supplement, distributions and other payments with respect to trust preferred securities that are in the form of certificated securities will be made by check mailed to the person entitled thereto at such person's address as such address appears on the securities register for the trust securities maintained by the property trustee. The paying agent initially will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrators. If the property trustee is no longer the paying agent, the property trustee will appoint a successor, which must be a bank or trust company reasonably acceptable to the administrators, to act as paying agent. Such paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrators at which time the paying agent will return all unclaimed funds and all other funds in its possession to the property trustee.

Redemption

        Upon the repayment or redemption, in whole or in part, of the debt securities held by a trust, the proceeds shall be applied by the property trustee to redeem a Like Amount, as defined below, of the trust securities issued by that trust, upon not less than 30 nor more than 60 days' notice, unless otherwise indicated in a prospectus supplement, at a redemption price equal to the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to but excluding the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of the debt securities. If less than all the debt securities held by a trust are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust based on the relative liquidation amounts of the classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the debt securities held by a trust to be repaid or redeemed on a redemption date shall be allocated to the redemption proportionately of the trust preferred securities and the trust common securities issued by that trust.

        Unless the applicable prospectus supplement states otherwise, we will have the right to redeem the debt securities held by a trust:

  •
  on or after the date fixed for redemption as stated in the applicable prospectus supplement, in whole at any time or in part from time to time; or

  •
  prior to the date fixed for redemption as stated in the applicable prospectus supplement, in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a Tax Event or an Investment Company Event, each as defined below.

        "Like Amount" means:

  •
  with respect to a redemption of trust securities, trust securities having a liquidation amount equal to that portion of the principal amount of debt securities to be contemporaneously redeemed in accordance with the applicable indenture, allocated to the trust common securities and to the trust preferred securities based upon the relative liquidation amounts of the classes; and

  •
  with respect to a distribution of debt securities to holders of trust securities in connection with a dissolution or liquidation of a trust, debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom the debt securities are distributed.

        "Tax Event" means the receipt by a trust of an opinion of counsel to us experienced in relevant matters to the effect that, as a result of any amendment to, or change—including any announced prospective change—in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority of or in the United States, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance by a trust of trust preferred securities, including, without limitation, any of the foregoing arising with respect to, or resulting from, any proposal, proceeding or other action commencing on or before the date of issuance, there is more than an insubstantial risk that:

  •
  the trust is, or will be within 90 days of the delivery of the opinion, subject to United States federal income tax with respect to income received or accrued on the debt securities we have issued to that trust;

  •
  interest payable by us on the debt securities is not, or within 90 days of the delivery of the opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  •
  the trust is, or will be within 90 days of the delivery of the opinion, subject to more than an insubstantial amount of other taxes, duties or other governmental charges.

        "Investment Company Event" means the receipt by a trust of an opinion of counsel to us experienced in these matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change—including any announced prospective change—in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance by that trust of trust preferred securities.

        If and for so long as a trust is the holder of all the debt securities issued by us to that trust, we will pay, with respect to the debt securities, such additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding trust preferred securities and trust common securities of a trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which that trust has become subject, including as a result of a Tax Event.

Redemption Procedures

        Trust preferred securities of a trust redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the debt securities held by that trust. Redemptions of trust preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that a trust has funds on hand available for the payment of the redemption price. See also "—Subordination of Trust Common Securities."

        If a trust gives a notice of redemption in respect of any trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, in the case of trust preferred securities held in book-entry form, the property trustee will deposit irrevocably with the depository funds sufficient to pay the applicable redemption price and will give the depository irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. With respect to trust preferred securities not held in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption shall be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of the deposit all rights of the holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, and any distribution payable in respect of the trust preferred securities, but without interest on the redemption price, and the trust preferred securities will cease to be outstanding. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by a trust or by us pursuant to the guarantee as described under "Description of Guarantees," distributions on the trust preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by a trust for the trust preferred securities it issues to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        If less than all the trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and trust common securities to be redeemed shall be allocated proportionately to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of the classes. The particular trust preferred securities to be redeemed shall be selected on a proportionate basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, or if the trust preferred securities are then held in the form of a global trust preferred security, in accordance with the depository's customary procedures. The property trustee shall promptly notify the securities registrar for the trust securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreements, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of trust preferred securities to be redeemed at its address appearing on the securities register for the trust securities. Unless we default in payment of the redemption price on the related debt securities, on and after the redemption date interest will cease to accrue on the debt securities or portions of them called for redemption.

Subordination of Trust Common Securities

        If on any distribution date or redemption date a payment event of default with respect to the underlying debt securities has occurred and is continuing, no payment on or in respect of the related trust common securities shall be made unless all amounts due in respect of the related trust preferred securities (including the liquidation amount or redemption price, if applicable) shall have been paid or payment provided for. All funds immediately available to the respective property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

        In the case of any event of default, as defined below, resulting from an event of default with respect to the underlying debt securities, the holders of trust common securities will be deemed to have waived any right to act with respect to any event of default under the related trust agreement until the effects of all events of default with respect to the related trust preferred securities have been cured, waived or otherwise eliminated. See "—Events of Default" and "Description of Debt Securities—Events of Default." Until all events of default under the related trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of the holders of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

        In the event of any liquidation of a trust, the applicable prospectus supplement will state the amount payable on the trust preferred securities issued by that trust as a dollar amount per trust preferred security plus accumulated and unpaid distributions to the date of payment, subject to certain exceptions, which may be in the form of a distribution of the amount in debt securities held by that trust.

        The holders of all the outstanding trust common securities of a trust have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the debt securities held by that trust to be distributed in liquidation of the trust to the holders of the trust preferred securities and trust common securities issued by the trust.

        Pursuant to the related trust agreement, unless the applicable prospectus supplement states otherwise, a trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

  •
  events of bankruptcy, dissolution or liquidation involving us or the holder of the trust common securities, as specified in the trust agreement;

  •
  the giving by the holder of the trust common securities issued by the trust of written direction to the property trustee to dissolve the trust and to distribute the debt securities to holders of trust preferred securities in exchange for trust preferred securities, which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holder of the trust common securities;

  •
  the redemption of all the trust preferred securities issued by the trust in connection with the repayment or redemption of all the debt securities as described under "—Redemption"; and

  •
  the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

        If dissolution of a trust occurs as described in the first, second or fourth bullet point above, the trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the trust securities issued by the trust a Like Amount of the related debt securities. If such distribution is not practical, or, if a dissolution of a trust occurs as described in the third bullet point above, the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case of holders of the trust preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. In this prospectus we refer to this amount as the "liquidation distribution." If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its trust preferred securities shall be paid on a proportionate basis. The holders of the trust common securities issued by the trust will be entitled to receive distributions upon any liquidation proportionately with the holders of the trust preferred securities, except that if a payment event of default has occurred and is continuing on the related debt securities, the trust preferred securities shall have a priority over the trust common securities. See "—Subordination of Trust Common Securities."

        After the liquidation date is fixed for any distribution of debt securities we have issued to a trust,

  •
  the trust preferred securities issued by that trust will no longer be deemed to be outstanding,

  •
  the depository or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing the debt securities to be delivered upon the distribution with respect to the trust preferred securities held by the depository or its nominee, and

  •
  any certificates representing the trust preferred securities not held by the depository or its nominee will be deemed to represent the debt securities having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the security registrar for the trust securities for transfer or reissuance.

        If we do not redeem the debt securities we have issued to a trust prior to the stated maturity and the trust is not liquidated and the debt securities are not distributed to holders of the trust preferred securities issued by that trust, the trust preferred securities will remain outstanding until the repayment of the debt securities and the distribution of the liquidation distribution to the holders of the trust preferred securities.

        There can be no assurance as to the market prices for trust preferred securities or the related debt securities that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the related debt securities that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered hereby.

Certain Covenants

        In connection with the issuance of trust preferred securities by a trust, we will agree:

  •
  to continue to hold, directly or indirectly, 100% of the trust common securities of any trust to which debt securities have been issued while such debt securities are outstanding, provided that certain successors that are permitted pursuant to the applicable indenture may succeed to our ownership of the trust common securities;

  •
  not to voluntarily dissolve, wind up or liquidate a trust to which debt securities have been issued, other than in connection with a distribution of debt securities to the holders of the trust preferred securities in liquidation of a trust or in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement; and

  •
  to use our reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause each trust to which debt securities have been issued to continue not to be taxable other than as a grantor trust for United States federal income tax purposes.

        Unless the applicable prospectus supplement states otherwise, we will also agree that we will not, directly or indirectly (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, (2) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of ours that rank equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any payment of interest on senior deferrable debt securities with similar deferral provisions or make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank junior to such senior deferrable debt securities), or (3) make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks equally with, or junior to, the debt securities (or, with respect to senior deferrable debt securities, make any guarantee payments with respect to any guarantee issued by us if such guarantee ranks junior to such senior deferrable debt securities), other than, in each case:

  •
  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;

  •
  as a result of an exchange or conversion of any class or series of our capital stock, or any capital stock of a subsidiary of ours, for any class or series of our capital stock or of any class or series of our then outstanding indebtedness for any class or series of our capital stock;

  •
  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  •
  payments under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities;

  •
  any declaration of a dividend in the form of capital stock in connection with any shareholders' rights plan, or the issuance of rights to capital stock under any shareholders' rights plan, or the redemption or repurchase of rights pursuant to any such plan; or

  •
  any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock, if at such time

  •
  we have actual knowledge of any event that (a) with the giving of notice or the lapse of time, or both, would constitute an event of default under the applicable indenture, and (b) we have not taken reasonable steps to cure the same;

  •
  we are in default with respect to our payment of any obligations under any guarantee executed and delivered by us concurrently with the issuance of any trust preferred securities; or

  •
  an interest deferral period is continuing.

        We will also agree that, if and for so long as a trust is the holder of all debt securities issued by us in connection with the issuance of trust preferred securities by that trust and that trust is required to pay any additional taxes, duties or other governmental charges, including in connection with a Tax Event, we will pay as additional sums on the debt securities the amounts that may be required so that the distributions payable by that trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

Events of Default

        Any one of the following events constitutes an event of default with respect to the trust preferred securities issued by a trust under the related trust agreement:

  •
  default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  •
  default by the trust in the payment of any redemption price of any trust security issued by that trust when it becomes due and payable;

  •
  default in the performance, or breach, in any material respect, of any covenant or warranty of the property trustee and the Delaware trustee in the trust agreement, other than as described above, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the appropriate trustees and to us by the holders of at least 33% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement;

  •
  the occurrence of an event of default under the applicable indenture relating to the debt securities held by a trust (see "Description of Debt Securities—Events of Default");

  •
  the occurrence of events of bankruptcy or insolvency with respect to the property trustee or all or substantially all of its property if a successor property trustee has not been appointed within 90 days of the occurrence; or

  •
  the occurrence of events of bankruptcy or insolvency with respect to the trust specified in the related trust agreement including, without limitation, the filing of a petition under any applicable bankruptcy, insolvency, reorganization or other similar law, being adjudged a bankrupt, the consent to the institution of bankruptcy or insolvency proceedings against it, an assignment for the benefit of creditors or the taking of other corporate actions in furtherance of the foregoing.

        Within five business days after the occurrence of certain events of default actually known to the respective property trustee, the property trustee will transmit notice of the event of default to the respective holders of trust securities and the respective administrators, unless the event of default has been cured or waived. Within five business days after the receipt of notice that we intend to exercise our right under the applicable indenture to defer the payment of interest on the related debt securities, the property trustee must notify the holders and the administrators that we intend to defer these interest payments, unless we have revoked our determination to do so.

        The applicable trust agreement includes provisions as to the duties of the property trustee in case an event of default occurs and is continuing. Consistent with these provisions, the property trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the property trustee reasonable indemnity satisfactory to it. Subject to these provisions for indemnification, the holders of a majority in liquidation amount of the related outstanding trust preferred securities may direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or exercising any trust or power conferred on the property trustee, with respect to the related trust preferred securities.

        The holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities issued by a trust may waive any past default under the applicable trust agreement except:

  •
  a default in the payment of any distribution when it becomes due and payable or any redemption price;

  •
  a default with respect to certain covenants and provisions of the applicable trust agreement that cannot be modified or amended without consent of the holder of each outstanding trust preferred security issued by that trust; and

  •
  a default under the applicable indenture that the holders of a majority in liquidation amount of the trust preferred securities would not be entitled to waive under the applicable trust agreement.

        If an event of default under the applicable indenture has occurred and is continuing as a result of any failure by us to pay any amounts when due in respect of the related debt securities issued by us to a trust, the related trust preferred securities will have a preference over the related trust common securities with respect to payments of any amounts in respect of the trust preferred securities as described above. See "—Subordination of Trust Common Securities," "—Liquidation Distribution Upon Dissolution" and "Description of Debt Securities—Events of Default."

        We must furnish annually to each property trustee a statement by an appropriate officer as to that officer's knowledge of our compliance with all conditions and covenants under the respective trust agreement. Also, the administrators for each trust must file, on behalf of the respective trust, a statement as to our compliance with all conditions and covenants under the respective trust agreement.

Voting Rights; Amendment of Trust Agreement

        Except as provided below and under "—Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors" and "Description of Guarantees—Amendments and Assignment" and as otherwise required by law and the applicable trust agreement, the holders of the trust preferred securities issued by a trust will have no voting rights.

        The trust agreement applicable to a trust may be amended from time to time by the holders of a majority in liquidation amount of its trust common securities and the respective property trustee, without the consent of the holders of the trust preferred securities issued by the trust:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, provided that any such amendment does not adversely affect in any material respect the interests of any holder of trust securities;

  •
  to facilitate the tendering, remarketing and settlement of the trust preferred securities, as contemplated in the trust agreement;

  •
  to modify, eliminate or add to any provisions of the trust agreement to the extent as may be necessary to ensure that a trust will not be taxable other than as a grantor trust for United States federal income tax purposes at any time that any trust securities are outstanding or to ensure that a trust will not be required to register as an "investment company" under the Investment Company Act of 1940; or

  •
  to reflect the appointment of a successor trustee.

        The trust agreement applicable to a trust may be amended by the holders of a majority in aggregate liquidation amount of the trust common securities and the property trustee with the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding trust preferred securities and receipt by the property trustee and the Delaware trustee of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's not being taxable other than as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act of 1940.

        Without the consent of each holder of trust preferred securities affected by the amendment or related exercise of power, the trust agreement applicable to a trust may not be amended to change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or restrict the right of a holder of trust securities to institute suit for the enforcement of any payment due.

        So long as any debt securities are held by a trust, the respective property trustee will not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the debt securities under the related indenture, or execute any trust or power conferred on the property trustee with respect to the related debt securities;

  •
  waive any past default that is waivable under the applicable indenture;

  •
  exercise any right to rescind or annul a declaration that the debt securities shall be due and payable; or

  •
  consent to any amendment, modification or termination of the applicable indenture or the related debt securities, where consent shall be required;

without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the trust preferred securities issued by such trust, except that, if a consent under the applicable indenture would require the consent of each holder of debt securities affected by the consent, no consent will be given by the property trustee without the prior written consent of each holder of the trust preferred securities issued by such trust.

        A property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities issued by its respective trust except by subsequent vote of the holders of such trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the related debt securities. In addition, before taking any of the foregoing actions, the administrators will provide the property trustee with an opinion of counsel experienced in relevant matters to the effect that the trust will not be taxable other than as a grantor trust for United States federal income tax purposes on account of the action.

        Any required approval of holders of trust preferred securities issued by a trust may be given at a meeting of holders of those trust preferred securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each registered holder of trust preferred securities in the manner set forth in the applicable trust agreement.

        No vote or consent of the holders of trust preferred securities issued by a trust will be required to redeem and cancel those trust preferred securities in accordance with the applicable trust agreement. See above under "—Redemption."

        Notwithstanding that holders of trust preferred securities issued by a trust are entitled to vote or consent under any of the circumstances described above, any of those trust preferred securities that are owned by us, the respective property trustee or Delaware trustee, or any affiliate of us or either trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

        If an event of default has occurred and is continuing under the applicable indenture, and the trustee for the related debt securities and the holders of those debt securities have failed to declare the principal due and payable, the holders of at least 33% in aggregate liquidation amount of the related outstanding trust preferred securities shall have this right.

        If an event of default has occurred and is continuing under a trust agreement and the event is attributable to our failure to pay any amounts payable in respect of debt securities on the date the amounts are otherwise payable, a registered holder of trust preferred securities may institute a direct action against us for enforcement of payment to the holder of an amount equal to the amount payable in respect of debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder, which we refer to in this discussion as a "Direct Action." We will have the right under the applicable indenture to set-off any payment made to the holders of trust preferred securities by us in connection with a Direct Action.

        We may not amend the applicable indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all the trust preferred securities. Furthermore, so long as any of the trust preferred securities are outstanding

  •
  no modification of the applicable indenture may be made that adversely affects the holders of the trust preferred securities in any material respect,

  •
  no termination of the applicable indenture may occur, and

  •
  no waiver of any event of default or compliance with any covenant under the applicable indenture may be effective,

without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the outstanding trust preferred securities unless and until the principal of, accrued and unpaid interest on and premium, if any, on the related debt securities have been paid in full and certain other conditions are satisfied.

        With certain exceptions, the holders of the trust preferred securities would not be able to exercise directly any remedies available to the holders of the debt securities except under the circumstances described in this section.

Resignation, Removal of Property Trustee and Delaware Trustee; Appointment of Successors

        The property trustee or the Delaware trustee of a trust may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in liquidation amount of that trust's outstanding trust preferred securities delivered to the trustee to be removed and to us. No resignation or removal of either of the trustees and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the trust agreement. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a trustee appointed by an action of the holders, if we have delivered to either the property trustee or the Delaware trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the trust agreement, the property trustee or the Delaware trustee, as the case may be, will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of a Trust

        A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any entity, except as described below or as otherwise set forth in the applicable trust agreement. A trust may, at the request of the holders of its trust common securities and with the consent of the holders of at least a majority in aggregate liquidation amount of its outstanding trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

  •
  the successor entity either expressly assumes all the obligations of the trust with respect to its trust preferred securities or substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, which we refer to in this prospectus as the successor securities, so long as the successor securities have the same priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  a trustee of the successor entity, possessing the same powers and duties as the property trustee, is appointed to hold the related debt securities;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  •
  the trust preferred securities or any successor securities are listed or quoted, or any successor securities will be listed or quoted upon notification of issuance, on any national securities exchange or with another organization on which the trust preferred securities are then listed or quoted;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the property trustee has received an opinion from independent counsel experienced in relevant matters to the effect that such transaction does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect and following such transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  •
  we or any permitted successor or assignee owns all the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee.

        Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in aggregate liquidation amount of its trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be taxable other than as a grantor trust for United States federal income tax purposes.

Expenses and Taxes

        In each of the trust agreements, we have agreed to pay:

  •
  all debts and other obligations, other than with respect to the trust preferred securities issued by a trust, and all costs and expenses of the trust, including the costs and expenses relating to the organization of a trust, the fees and expenses of the property trustee and the Delaware trustee and the costs and expenses relating to the operation of the trust; and

  •
  any and all taxes and all costs and expenses with respect to them, other than withholding taxes, to which the trust might become subject.

Information Concerning the Property Trustees

        Each property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties as are specifically set forth in the applicable trust agreement and, after an event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, each property trustee is under no obligation to exercise any of the powers vested in it by the trust agreements at the request of any holder of trust preferred securities issued by the respective trust unless it is offered reasonable indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising these powers.

Miscellaneous

        The administrators and the property trustee relating to each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940 or taxable other than as a grantor trust for United States federal income tax purposes and so that the debt securities held by that trust will be treated as indebtedness of ours for United States federal income tax purposes. In this regard, the administrators, each property trustee and the holders of trust common securities issued by the respective trust are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the applicable trust agreement, that the administrators, the property trustee and the holders of trust common securities determine in their discretion to be necessary or desirable for these purposes, as long as this action does not materially adversely affect the interests of the holders of the trust preferred securities.

        Holders of the trust preferred securities have no preemptive or similar rights.

        A trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

        The trust agreement and the trust preferred securities of each trust will be governed by Delaware law.

 DESCRIPTION OF GUARANTEES

        Each guarantee will be executed and delivered by us concurrently with the issuance of trust preferred securities by a trust for the benefit of the holders from time to time of the trust preferred securities. We will appoint a guarantee trustee under each guarantee. Each guarantee trustee will hold the respective guarantee for the benefit of the holders of the trust preferred securities issued by the related trust. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We have summarized below certain provisions of the guarantees. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the guarantee, including the definitions in the guarantee of certain terms. The form of guarantee agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

General

        We will fully and unconditionally agree, to the extent described herein, to pay the guarantee payments, as defined below, to the holders of the trust preferred securities issued by each trust, as and when due, regardless of any defense, right of set-off or counterclaim that a trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid or made by or on behalf of the respective trust, which payments we refer to in this discussion as the "guarantee payments," will be subject to the respective guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available for payment of these distributions at this time;

  •
  the redemption price with respect to any trust preferred securities called for redemption, to the extent that the trust has funds on hand available for payment of the redemption price at this time; and

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the related debt securities are distributed to holders of the trust preferred securities, the lesser of:

  (1)
  the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available for these payments at this time; and

  (2)
  the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities on liquidation of the trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay these amounts to the holders.

        Each guarantee will be an irrevocable guarantee of the obligations of the respective trust under its trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make these payments, and is not a guarantee of collection.

        If we do not make payments on the debt securities held by a trust, the trust will not be able to pay any amounts payable in respect of its trust preferred securities and will not have funds legally available for these payments. The applicable prospectus supplement will describe the ranking of the guarantee. See "—Status of the Guarantees." The guarantees do not limit our incurrence or issuance of other secured or unsecured debt, including Senior Indebtedness, whether under the applicable indenture, any other indenture that we may enter into in the future or otherwise.

        We have, through the guarantees, the trust agreements (including our agreement to pay the expenses of the trust contained in the related trust agreement), the applicable debt securities and the related indenture, taken together, fully, irrevocably and unconditionally guaranteed all of each trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of its trust preferred securities. See "Relationship Among Trust Preferred Securities, Debt Securities and Guarantees."

Status of the Guarantees

        Each guarantee will constitute an unsecured obligation of ours. The applicable prospectus supplement will describe the ranking of each guarantee.

        Each guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be held by the respective guarantee trustee for the benefit of the holders of the related trust preferred securities. A guarantee will not be discharged except by payment of the applicable guarantee payments in full to the extent not paid or distributed by the respective trust.

Amendments and Assignment

        Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no vote will be required, a guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the related trust preferred securities. The manner of obtaining this type of approval will be as set forth under "Description of Trust Preferred Securities—Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in each guarantee shall bind the successors, assigns, receivers, trustees and representatives of ours and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

Events of Default

        An event of default under a guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, or to perform any other obligation if such default remains unremedied for 30 days.

        The holders of not less than a majority in aggregate liquidation amount of the related trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any registered holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related trust, the guarantee trustee or any other person or entity.

        We, as guarantor, are required to file annually with each guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under each guarantee.

Consolidation, Merger, Sale of Assets and Other Transactions

        Each guarantee provides that we will not consolidate with or merge into any other corporation or sell or otherwise dispose of our properties as or substantially as an entirety to any person, unless the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition expressly assumes our obligations under the guarantee.

Information Concerning the Guarantee Trustee

        Each guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the related guarantee, undertakes to perform only such duties as are specifically set forth in the applicable guarantee agreement. After a default with respect to the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might thereby incur.

Termination of the Guarantees

        Each guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related trust preferred securities, upon full payment of the amounts payable with respect to the trust preferred securities upon liquidation of the respective trust and upon distribution of the related debt securities to the holders of the trust preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under the related trust preferred securities or the related guarantee.

Governing Law

        Each guarantee will be governed by New York law.

RELATIONSHIP AMONG TRUST PREFERRED SECURITIES,
DEBT SECURITIES AND GUARANTEES

Full and Unconditional Guarantee

        Payments of distributions and other amounts due on the trust preferred securities issued by a trust, to the extent the trust has funds available for the payment, are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantees." Taken together, our obligations under the related debt securities, the applicable indenture, the related trust agreement (including our agreement to pay the expenses of the trust, except payments in respect of the trust securities, contained in the trust agreement) and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities issued by a trust. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each trust's obligations in respect of the related trust preferred securities. If and to the extent that we do not make payments on the debt securities issued to a trust, the trust will not have sufficient funds to pay distributions or other amounts due on its trust preferred securities. A guarantee does not cover payment of amounts payable with respect to the trust preferred securities issued by a trust when the trust does not have sufficient funds to pay these amounts. In this event, the remedy of a holder of the trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of our obligations under debt securities having a principal amount equal to the liquidation amount of the trust preferred securities held by the holder.

Sufficiency of Payments

        As long as payments are made when due on the debt securities issued to a trust, these payments will be sufficient to cover distributions and other payments distributable on the trust preferred securities issued by that trust, primarily because:

  •
  the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

  •
  the interest rate and interest and other payment dates on the debt securities will match the distribution rate, distribution dates and other payment dates for the trust preferred securities;

  •
  we will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the related trust securities; and

  •
  the applicable trust agreement further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        Notwithstanding anything to the contrary in the applicable indenture, we have the right to set-off any payment we are otherwise required to make under that indenture against and to the extent we have previously made, or are concurrently on the date of the payment making, a payment under a guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

        Under the circumstances set forth under "Description of Trust Preferred Securities—Enforcement of Certain Rights by Holders of Trust Preferred Securities," holders of trust preferred securities may bring a Direct Action against us.

        A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related guarantee trustee, the related trust or any other person or entity. See "Description of Guarantees."

Limited Purpose of Trust

        The trust preferred securities issued by a trust represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of issuing its trust preferred securities and trust common securities and investing the proceeds of these trust securities in debt securities. A principal difference between the rights of a holder of a trust preferred security and a holder of a debt security is that a holder of a debt security is entitled to receive from us payments on debt securities held, while a holder of trust preferred securities is entitled to receive distributions or other amounts distributable with respect to the trust preferred securities from a trust, or from us under a guarantee, only if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Dissolution

        Upon any voluntary or involuntary dissolution of a trust, other than any dissolution involving the distribution of the related debt securities, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust preferred securities issued by the trust will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities—Liquidation Distribution Upon Dissolution." Since we are the guarantor under each of the guarantees and have agreed to pay for all costs, expenses and liabilities of each trust, other than each trust's obligations to the holders of the respective trust securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

 DESCRIPTION OF COMMON STOCK

General

        The following descriptions of our common stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws which have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

        Under our restated articles of incorporation, we are authorized to issue 400 million shares of common stock, $.01 par value per share, and 100 million shares of preferred stock, $.01 par value per share. As of September 30, 2008, approximately 210,851,000 shares of common stock and no shares of preferred stock were outstanding.

Dividend Rights and Limitations

        The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock, if any is issued. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

        Except as otherwise provided by law and subject to the voting rights of holders of our preferred stock, if any is issued, the holders of our common stock have the exclusive right to vote for the election of directors and for all other purposes. Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote at a meeting of shareholders, including the election of directors, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors. The common stock shall vote together as a single class. The holders of our common stock are not entitled to cumulate votes for the election of directors. At annual and special meetings of shareholders, a majority of the outstanding shares of common stock constitutes a quorum.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities and after the payment in full of any preferential amounts to which holders of any preferred stock may be entitled.

Uncertificated Shares and Certificates of Stock

        The interest of each shareholder of any class of our stock shall not be evidenced by certificates for shares and all shares of all classes of stock shall be uncertificated shares; provided, however, that (a) any shares of our stock represented by a certificate shall continue to be represented by such certificate until such certificate is surrendered to us and (b) we may, at our option but without obligation, issue certificates for some or all of any shares of some or all of any classes of stock as we determine from time to time.

Miscellaneous

        The outstanding shares of common stock are, and any shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar

        Ameren Services Company, a subsidiary of Ameren, acts as transfer agent and registrar for the common stock.

Certain Anti-Takeover Matters

        Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

  •
  authorization for our board of directors (subject to any required regulatory approval) to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  •
  advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by our board of directors;

  •
  the prohibition of shareholder action by less than unanimous written consent without a meeting; and

  •
  provisions specifying that only the chief executive officer or the board of directors (by a majority vote of the entire board of directors) may call special meetings of shareholders, and that the chairman of the meeting may adjourn a meeting of shareholders from time to time, whether or not a quorum is present.

        In addition, the Missouri General and Business Corporation Law, or the MGBCL, contains certain provisions, including business combination provisions that would be applicable to certain mergers, share exchanges or sales of substantially all assets involving us or a subsidiary and a significant shareholder and which could have the effect of substantially increasing the cost to the acquirer and thus discouraging any such transaction. The MGBCL permits shareholders to adopt an amendment to the articles of incorporation opting out of the business combination provisions, and our restated articles of incorporation opt out of such provisions.

        Under the Illinois Public Utilities Act, approval of the Illinois Commerce Commission is required for any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility. Because we control a majority of the voting stock of CIPS, CILCO and IP, each public utilities subject to Illinois utility regulation, any change in our ownership or control, within the meaning of the Illinois Public Utilities Act, would require Illinois Commerce Commission approval. Certain acquisitions by any person of our outstanding voting shares would also require approval under the Federal Power Act and the Atomic Energy Act of 1954, as amended.

DESCRIPTION OF PREFERRED STOCK

General

        The following descriptions of our preferred stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws which have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

        Under our restated articles of incorporation, we are authorized to issue 100 million shares of preferred stock, $.01 par value per share.

        Ameren may issue one or more series of its preferred stock, $.01 par value, without the approval of its shareholders.

        Some terms of a series of preferred stock may differ from those of another series. A prospectus supplement will describe the terms of any preferred stock being offered. These terms will also be described in a certificate of designation, preferences and rights to our restated articles of incorporation, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:

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  the title of that series of preferred stock,

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  the number of shares in the series,

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  the dividend rate, or how such rate will be determined, and the dividend payment dates for the series,

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  whether the series will be listed on a securities exchange,

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  the date or dates on which the series of preferred stock may be redeemed at the option of Ameren and any restrictions on such redemptions,

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  any sinking fund or other provisions that would obligate Ameren to repurchase, redeem or retire the series of preferred stock,

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  the amount payable on the series of preferred stock in case of the liquidation, dissolution or winding up of Ameren and any additional amount, or method of determining such amount, payable in case any such event is voluntary,

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  any rights to convert the shares of the series of preferred stock into shares of another series or into shares of any other class of capital stock,

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  the voting rights, if any, and

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  any other terms that are not inconsistent with the provisions of Ameren's restated articles of incorporation.

        Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. See "Description of Common Stock—Certain Anti-Takeover Matters."

        The shares of preferred stock sold hereunder will be, upon payment for them, fully paid and nonassessable.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and beneficial interests in:

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  senior debt securities or subordinated debt securities,

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  debt obligations of third parties, including U.S. treasury securities, or

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  trust preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries,

securing the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements.

 BOOK-ENTRY SYSTEM

        Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities (other than debt securities issued to a trust) and trust preferred securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, New York, New York, or DTC.

        So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

        Global securities may be exchanged in whole for certificated securities only if:

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  the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we thereupon fail to appoint a successor depository within 90 days:

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  we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated securities; or

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  there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

        The following is based solely on information furnished by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing

Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC Rules applicable to its Participants are on file with the SEC.

        Purchases of global securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the global securities on DTC's records. The ownership interest of each actual purchaser of each security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the global securities except in the event that use of the book-entry system for the global securities is discontinued.

        To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee will effect no change in beneficial ownership. DTC will have no knowledge of the actual Beneficial Owners of the global securities; DTC's records will reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults and proposed amendments to the Indenture. Beneficial Owners may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to the Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

        Any redemption notices will be sent to DTC. If less than all of a series of global securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy (the "Omnibus Proxy") to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        Principal and interest payments and redemption proceeds, if any, on the global securities will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the trustee on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct and Indirect Participants to Beneficial

Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participants and not of DTC, the trustee for such securities or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest payments, premium, if any, and redemption proceeds, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee and us, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

        None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

 PLAN OF DISTRIBUTION

        We may sell the securities:

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  through underwriters or dealers;

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  directly;

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  through agents; or

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  through any combination of the above.

        The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the respective amounts underwritten, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

        Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in an offering, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the particular securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities being offered if any are purchased.

        We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our agent or the applicable trust's agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

        Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents, dealers and underwriters may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, and to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect of these liabilities. Agents, dealers and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

        Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

LEGAL MATTERS

        Steven R. Sullivan, Esq., our Senior Vice President, General Counsel and Secretary will pass upon the validity of the offered securities (except the trust preferred securities) for us and Richards, Layton & Finger, P.A., as special Delaware counsel for Ameren Capital Trust I, Ameren Capital Trust II and us, will pass upon the validity of the trust preferred securities for each trust and us. As of September 30, 2008, Mr. Sullivan owned approximately 7,854 shares of Ameren's common stock. In addition, as of that date, Mr. Sullivan owned approximately 5,401 restricted shares of Ameren's common stock and approximately 47,877 performance share units, none of which are fully vested. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents. Pillsbury Winthrop Shaw Pittman LLP represents us from time to time in connection with various matters.

EXPERTS

        The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Ameren Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

19,000,000 Shares

Common Stock

Prospectus Supplement
September 9, 2009

Joint Book-Running Managers
Barclays Capital		J.P. Morgan
BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank

Lead Managers
Deutsche Bank Securities	Goldman, Sachs & Co.
Co-Managers
BNP PARIBAS	BNY Mellon Capital Markets, LLC